DEALER AGREEMENT

This agreement, to become effective this 20TH day of March, 2012 (hereafter called "Agreement"), between WIND SAIL RECEPTOR, INC., a Nevada corporation with its principal place of business at 1616 Ann Way, Boulder City, Nevada 89005, (hereafter called "Company") and WINDGEN ENERGY, INC., a Utah corporation with its principal place of business at 8432 E. Shea Blvd., Suite 101, Scottsdale, Arizona 85260 (hereafter called "Dealer").

I. PURPOSE:

This Agreement is to establish that WINDGEN ENERGY, INC. and/or its assigns, as a Dealer with the exclusive right to sell the Company's "Small Wind Turbines" as defined by a wind swept area of no more than 12 feet in diameter. The Dealer's specific exclusive Trade Area for the same of the Company's Small Wind Turbines is hereby defined as The United Kingdom and the Republic of Ireland (hereinafter the "Trade Area"). The Trade Area will become the Dealer's responsibility in terms of sales, marketing, installation, customer service, and warranty service. The Company will sell systems to a Dealer, and then the Dealer will sell and install systems for retail customers.

II. SCOPE:

The scope of this agreement will cover Small Wind Turbines as defined above. At present, the Company is prepared for sales of its six foot diameter system, also known as "WSR-6 (5.5kW)". The Company plans to develop additional Small Wind Turbines (various sizes and power outputs).

III. TERMS:

The Dealer will purchase one unit from the Company for the Company's cost once it is available, for the purposes of getting it approved in the Dealer's Trade Area. Once approval is received the Dealer will pay $17,500 per unit for the WSR-6 (5.5kW) unit. The Company requires a purchase order from the Dealer for all systems. All of the specific terms and conditions related to the systems will be outlined in a purchase order. The term of this Agreement will be in perpetuity as long as the Dealer meets the minimum annual sales requirement set forth in Section VI-A herein below.

IV. PRICE:

The Company will sell the WSR-6 (5.5kW) system to the Dealer for $17,500. The Company will offer Dealer any and all volume discounts as may be made available to other dealers in the European Economic Union.

V. WARRANTY:

The Company's Warranty Policy is outlined in a separate agreement, attached hereto and by this reference made a part hereof.

VI. DEALER RESPONSIBILITY:

(A) The Dealer and the Company will agree to the following sales goals for the sale of Small Wind Turbines in the Trade Area as described below. The time will begin once the product is

available and approved for sale by any and all government agencies required in the Trade Area described herein above. If approval in a particular trade area is delayed, the time will begin no later than Nine (9) months after the product becomes available. The Company will notify the Dealer once the product has been made available.

Sales Goals.

Year #1 = 25 systems

Year #2 = 150 systems

Year #3 = 500 systems

(B) The Dealer will be responsible for sales, marketing, installation, customer service, and warranty service. The Dealer will purchase the pole, secure permits, gain approvals (city, county, state, etc...), install and hook up system, go through necessary inspections, and abide by all rules, laws, and ordinances. The Dealer must protect their customer's personal property and prevent injury to all parties involved with the installation process. The Dealer must employ competent, qualified and fully trained employees, and/or subcontractors for all facets of installation.

(C) The Dealer must maintain adequate insurance and name the Company as additional insured. The Dealer will submit insurance certificates to the Company for review and approval.

(D) The Dealer shall take the retail customer through a structured training program once the system has been installed. The training program must address how the system works, basic operation, maintenance, safety, customer service and warranty issues.

VII. COMPANY RESPONSIBILITY:

(A) The Company will deliver a complete system, excluding the pole to the Dealer. It is the Company's responsibility to deliver the following components to the Dealer (WSR-6 (5.5kW)); 4 blades (or any other blade configuration being sold by the Company), the generator, shaft, hub, bearings, inverter, controller, and load bank. The Dealer will be required to purchase necessary materials to install the system, such as, but not limited to a pole, wire, conduit, nuts, bolts, connectors and switches. The Dealer will also be responsible to design and install the foundation.

(B) The Company will pay and be responsible for shipping the Company's systems to the Dealer's place of business.

(C) The Company will train the Dealer on how to install the systems. The Company will also provide written instructions and specifications to the Dealer.

VIII. TERMINATION:

The Company, upon Sixty (60) days written notice may elect to terminate this agreement in the event that the Dealer fails to meet the minimum annual sales requirements set forth in Section VI-A herein above. Upon termination, all monies owed to Company will become due and payable immediately. In the event the Company terminates this Agreement he Company agrees to repurchase at the same invoice price paid by Dealer any and all remaining unsold inventory owned by the Dealer. The Company shall make payment to the Dealer for said inventory no later than Thirty (30) days following the date of termination.

IX. DISPUTES:

This Agreement will be governed by, and interpreted and construed in accordance with the laws of the State of Nevada. Each Party consents to the jurisdiction and venue of the state or federal courts sitting in Clark County, Nevada.

Any controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be referred to arbitration before the American Arbitration Association strictly in accordance with the terms of this Agreement and the substantive laws of the State of Nevada with the agreement of the parties. The board of arbitrators shall convene at a place mutually acceptable to the parties in the State of Nevada; and if the place of arbitration cannot be agreed upon, arbitration shall be conducted in Las Vegas, Nevada. The parties hereto agree to accept the decision of the board of arbitrators, and judgment upon any award rendered hereunder may be entered in any court having jurisdiction thereof. Neither party shall institute a proceeding hereunder until that party has furnished to the other party, by certified mail, at least thirty (30) days prior written notice of its intent to do so.

In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party's expenses (including, but not limited to, attorneys' fees and costs) incurred in such action.

X. <u>AGREEMENT</u>:

This Agreement constitutes the entire agreement between the parties and shall supersede any previous communications, representations, understandings and agreements, either oral or written, between the parties or any officer or representative hereof with respect to the subject matter of this Agreement.

XI. <u>TRADEMARKS and TRADE NAMES</u>:

The Dealer has permission to use the Company's name and trademarks in the normal course of distributing the Company's products under this Agreement. The Dealer agrees not to use the Company's name as part of the Dealer's name or in any way misrepresent the relationship between the Dealer and the Company. The Dealer may represent itself as an "Authorized Dealer" of the Company products. The Dealer may obtain written approval from the Company on a case by case basis to use the Company's name and product related trademarks on signs and other advertising materials. Upon termination of this Agreement, the Dealer must immediately cease representing itself as a Dealer of the Company and shall cease the use of all Company names and trademarks on any signs, or related advertising (or promotional) materials including, but not limited to their website.

XIII. <u>ADDITIONAL ITEMS</u>:

The Dealer may not assign this Agreement, or any provisions thereof to another Dealer or party without the prior written approval of the Company, except that the Dealer, without the prior written approval of the Company, may assign this agreement to an entity formed in the Trade Area.

In the event that any part, section, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, such provision shall be modified only to the extent necessary to render it enforceable and this Agreement shall be valid and enforceable, and the Parties hereto agree to be bound by and perform same as modified.

All official notifications will be sent to the Company and the Dealer via certified mail to the addresses listed in the first paragraph on page one.

N WITNESS WHEREOF, the parties hereto have executed this Agreement this 20TH day of March,

2012.

Company:

Wind Sail Receptor, Inc.

By: ______________________
Richard A. Steinke,
President and CEO

Dealer:

WindGen Energy, Inc.

By: ______________________
David Martin, President